Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-229680 on Form S-3 and Nos. 333-213770 and 333-253845 on Form S-8 of Airgain, Inc. of our report dated March 21, 2022, with respect to the consolidated financial statements of Airgain, Inc.

/s/ KPMG LLP

San Diego, California

March 21, 2022